UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to SECTION 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2009

GOODMAN GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32850	20-1932219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 San Felipe, Suite 500, Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 861-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 7, 2009, Goodman Global, Inc. (the “Company”) entered into agreements entitled First Amendment to Term Loan Credit Agreement and First Amendment to Revolving Credit Agreement, (collectively, the “Amendments”), which amended, respectively, (1) the Term Loan Credit Agreement, dated as of February 13, 2008, by and among Goodman Global, Inc., Chill Intermediate Holdings, Inc., General Electric Capital Corporation, as administrative agent and collateral agent, Barclays Capital and Calyon New York Branch, as joint lead arrangers, and the other financial institutions party thereto and (2) the Revolving Credit Agreement, dated as of February 13, 2008, by and among Goodman Global, Inc., Chill Intermediate Holdings, Inc., General Electric Capital Corporation, as administrative agent and collateral agent, Barclays Capital and Calyon New York Branch and General Electric Capital Corporation, as joint bookrunners, and General Electric Capital Corporation, as letter of credit issuer, and the other financial institutions party thereto.

The Amendments permit the distribution of a one-time dividend made and paid in cash by the Company to Chill Intermediate Holdings, Inc. and, in turn, by Chill Intermediate Holdings, Inc. to its stockholder, in an aggregate amount of up to $115.0 million, provided that such dividend is paid before December 31, 2009. Chill Intermediate Holdings, Inc. is the parent company of Goodman Global, Inc.

Certain of the lenders and/or their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN GLOBAL, INC.

Date: December 11, 2009	/S/ BEN D. CAMPBELL
Ben D. Campbell
Executive Vice President, Secretary and General Counsel